FIRST AMENDMENT TO
CASABLANCA OPTION AGREEMENT

THIS FIRST AMENDMENT TO CASABLANCA OPTION AGREEMENT (this “Amendment”) is dated as of June 9, 2010 (the “Amendment Date”), and is made by and between CapitalSource Inc., a Delaware corporation (“CapitalSource), CSE SLB LLC, a Delaware limited liability company (“CSE SLB” and together with CapitalSource, the “Sellers”) and Omega Healthcare Investors, Inc., a Maryland corporation (“Buyer”).  Reference is made to that certain Casablanca Option Agreement dated as of December 22, 2009, by and among Buyer and the Sellers (the “Original Option Agreement”).  Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Original Option Agreement.

WHEREAS, Buyer and the Sellers desire to make certain amendments to the Original Option Agreement as provided herein;

NOW, THEREFORE, in consideration of the mutual promises, undertakings, covenants and conditions set forth herein, Buyer and the Sellers hereby agree as follows:

1. Amendments to Section 2.2.  Section 2.2 of the Original Option Agreement, Purchase Price for Casablanca Units, is hereby amended as follows:

(a)           paragraph (ii) of Section 2.2(a) is hereby deleted in its entirety and the following new paragraph (ii) is substituted in lieu thereof:

“(ii)
an amount in cash (the “Casablanca Debt Payoff Amount”) equal to (and for application to) the principal and accrued and unpaid interest, together with any unpaid fees, late charges, prepayment penalties and other similar amounts, outstanding as of the Closing under the Casablanca Mezzanine Loan and the Casablanca Senior Loan (the “Casablanca Debt”), which such outstanding amounts shall be certified by the Sellers in a certificate of an authorized officer delivered on the Closing Date in form and substance satisfactory to the Buyer.”

(b)           Section 2.2(c) is hereby deleted in its entirety and the following new Section 2.2(c) is substituted in lieu thereof:

“(c)
On the Closing Date, the Initial Cash Consideration shall be (i) increased, dollar-for-dollar, to the extent the Casablanca Debt Payoff Amount is less than $264,700,000 or (ii) decreased, dollar-for-dollar, to the extent the Casablanca Debt Payoff Amount is greater than $264,700,000.”

2. Amendments to Section 6.  Section 6 of the Original Option Agreement, COVENANTS OF THE PARTIES UNTIL CLOSING, is hereby amended as follows:

(a)           Section 6.7, Seller Releases, is hereby amended by deleting the phrase “or the Assumed Indebtedness” from the end of the next-to-last sentence of Section 6.7(a).

(b)           Section 6.14, Title Searches; Title Commitments, is hereby amended as follows:

(i)           by deleting the phrase “securing obligations other than the Assumed Indebtedness” from the end of subsection (a), clause (i) thereof; and

(ii)           by deleting the phrase “securing obligations other than the Assumed Indebtedness” from the end of subsection (b), clause (i) thereof.

(c)           Section 6.15, Seller Cooperation with Transaction Financing, is hereby amended by deleting the last sentence thereof, reading “Any assumption of the Assumed Indebtedness, if any, shall be at the sole cost and expense of the Buyer.”

3. Amendment to Section 7.7.  Section 7.7 of the Original Option Agreement, Outstanding Indebtedness, is hereby amended by deleting said Section in its entirety, and by substituting the following new Section 7.7 in lieu thereof:

“7.7.           Outstanding Indebtedness.

After giving effect to the application of the Casablanca Debt Payoff Amount, no Casablanca Subsidiary shall have any Indebtedness or otherwise be liable for any Indebtedness, and as evidence thereof the Buyer shall have received (a) a certificate from an officer of each Seller certifying the same with respect to each Casablanca Subsidiary beneficially owned by such Seller, (b) confirmation from a nationally recognized title insurance company that such title insurance company is prepared to issue title insurance policies to the Buyer with respect to the Casablanca Properties being purchased by the Buyer indicating that each such Casablanca Property is free and clear of all Encumbrances other than Permitted Encumbrances, (c) with respect to the Casablanca Senior Loan, (i) evidence of arrangements acceptable to the Buyer for the payoff of such Indebtedness and (ii) delivery of documentation (in form and substance satisfactory to the Buyer) releasing the liens securing such Indebtedness, and (d) with respect to other Indebtedness, such payoff letters, releases or other further assurances thereof from third parties as the Buyer may reasonably request.”

4. Amendment to Section 8.6.  Section 8.6 of the Original Option Agreement, Assumed Indebtedness, is hereby amended by deleting said Section in its entirety, and by substituting the following in lieu thereof:

“8.6           Reserved.”

5. Amendment to Section 9.2.  Section 9.2 of the Original Option Agreement, Deliveries at the Closing by Sellers, is hereby amended by deleting subsection (c) thereof in its entirety, and by substituting the following in lieu thereof:

“(c)           Sellers shall have delivered to the Buyer payoff letters (or in the case of the Casablanca Senior Loan, a closing statement for the transaction consented to in writing by KeyCorp Real Estate Capital Markets, Inc., as servicer for the Casablanca Senior Loan, and instructions from such servicer satisfactory to the Buyer, establishing the conditions for releasing the collateral for the Casablanca Senior Loan) and to the extent applicable, releases and lien discharges, each in a form and substance reasonably acceptable to the Buyer, with respect to all Indebtedness, including the Casablanca Debt, of the Casablanca Subsidiaries outstanding as of the Closing Date;”

6. Amendments to Section 11.  Section 11 of the Original Option Agreement, INDEMNIFICATION, is hereby amended as follows:

(a)           Section 11.2, Indemnification, is hereby amended by (1) adding the word “or” immediately prior to clause (ii) of Section 11.2(b), and (2) by deleting the phrase “or (iii) any Assumed Indebtedness” from the end of Section 11.2(b).

(b)           Section 11.2(c) is hereby deleted in its entirety and the following new Section 11.2(c) is substituted in lieu thereof:

“(c)           Notwithstanding anything herein to the contrary, other than with respect to any Excluded Liability, (i) no indemnification shall be available to any Buyer Indemnified Party under Section 11.2(a) if the Damages to which the Buyer Indemnified Parties would otherwise be entitled to indemnification with respect to any single breach or inaccuracy are less than $100,000; and (ii) no indemnification shall be available to any Buyer Indemnified Party under Section 11.2(a) unless and until the aggregate amount of the Damages for which the Buyer Indemnified Parties (as applicable) seek indemnification (excluding Damages not available as a result of clause (i) above) exceeds a one-time deductible amount of $1,000,000 (the “Deductible Amount”), in which case the relevant Buyer Indemnified Parties entitled to such indemnification shall be entitled to recover all such Damages to which such Buyer Indemnified Parties are entitled in excess of such Damages constituting the Deductible Amount.  Notwithstanding anything herein to the contrary, (A) no indemnification shall be available to any Seller Indemnified Party under Section 11.2(b) if the Damages to which the Seller Indemnified Parties would otherwise be entitled to indemnification with respect to any single breach or inaccuracy are less than $100,000, and (B) no indemnification shall be available to any Seller Indemnified Parties under Section 11.2(b) unless and until the aggregate amount of the Damages for which the Seller Indemnified Parties (as applicable) seek indemnification (excluding Damages not available as a result of Section 11.2(c)(i) exceeds the one time Deductible Amount, in which case the relevant Seller Indemnified Parties entitled to such indemnification shall be entitled to recover such Damages to which such Seller Indemnified Parties are entitled in excess of such Damages constituting the Deductible Amount.  The obligations of Sellers pursuant to the indemnification provisions set forth in this Section 11.2, and recourse against the Sellers pursuant to this Section 11.2, shall be limited such that the aggregate liability of Sellers under this Section 11.2 shall not exceed ten percent (10%) of the Final Purchase Price (the “General Indemnification Cap”) in the aggregate.  The obligations of the Buyer pursuant to the indemnification provisions set forth in this Section 11.2, and recourse against the Buyer pursuant to this Section 11.2, shall be limited such that the aggregate liability of the Buyer under this Section 11.2 shall not exceed in the aggregate the then General Indemnification Cap; provided, however, that, for the avoidance of doubt, the foregoing limitations set forth in this Section 11.2(c), including, without limitation, the Deductible Amount and the General Indemnification Cap, shall not apply to any Excluded Liability, and (pursuant to Section 11.2(a)) Sellers shall indemnify and hold the Buyer Indemnified Parties harmless from and against any Damages arising from or in connection with or otherwise with respect to any Excluded Liability from the first dollar of any Excluded Liability and without any cap or other limitation with respect to the amount thereof.  Notwithstanding anything in this Option Agreement to the contrary, for purposes of determining the amount of Damages to which an Indemnified Party is entitled under Section 11.2, but not for determining whether or not any inaccuracy or breach has occurred, all of the representations, warranties and covenants set forth in this Option Agreement that are qualified by “material,” “materiality,” “material respects,” or words of similar import shall be deemed to have been made without any such qualification for purposes of determining the amount of Damages resulting from, arising out of or relating to any such breach or violation of representation, warranty or covenant.”

7. Amendments to Section 13.  Section 13 of the Original Option Agreement, DEFINITIONS, is hereby amended as follows:

(a)           The definition of “Assumed Indebtedness” is hereby deleted in its entirety.

(b)           The following new definitions are inserted in their appropriate alphabetical order:

““Casablanca Debt” shall have the meaning set forth in Section 2.2(a)(ii).

“Casablanca Debt Payoff Amount” shall have the meaning set forth in Section 2.2(a)(ii).

“Denton Liens” shall mean the following encumbrances with respect to the facility owned by CSE Pilot Point LLC:

1.           Deed of Trust from Texas Health Enterprises, Inc. to B. Lamar Ball, Jr., as trustee, for the benefit of First State Bank of Denton filed for record under the real property records of Denton County, Texas at Volume 3013, Page 0755 on July 8, 1991;

2.           Deed of Trust from Texas Health Enterprises, Inc. to Susan B. Kern, as trustee, for the benefit of Peter C. Kern filed for record under the real property records of Denton County, Texas at Volume 3013, Page 0755 on July 8, 1991; and

3.           Notice of Federal Tax Lien recorded on May 7, 1999 at Volume 4334, Page 00598, Denton County, Texas.

(c)           The definition of “Excluded Liabilities” is hereby deleted in its entirety and the following new definition of “Excluded Liabilities” is substituted in lieu thereof:

““Excluded Liabilities” or “Excluded Liability” means (i) any and all liabilities or obligations of any Seller or any Casablanca Subsidiary, whether accrued, absolute, contingent, known, unknown or otherwise including without limitation, taxes payable by any Seller pursuant to Section 6A of the Purchase Agreement, relating to any period ending on or before the Closing Date, as appropriate, (ii) the Casablanca Debt and any liabilities of any Seller or Casablanca Subsidiary associated therewith (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, whether arising before or after the Closing), (iii) the Denton Liens and any liabilities of any Seller or Casablanca Subsidiary associated therewith (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, whether arising before or after the Closing) and (iv) any and all other liabilities expressly designated as Excluded Liabilities or an Excluded Liability in that certain First Amendment to Casablanca Option Agreement dated as of June 9, 2010, by and among Sellers and Buyer; provided, however, that “Excluded Liabilities” shall expressly not include any liability to the extent such liability is taken into account in the Closing Adjustments or any liability that results from or arises out of any post-Closing obligation or liability of the Casablanca Subsidiaries (other than with respect to the Casablanca Debt or the Denton Liens) unless the result of an inaccurate representation or breach of a warranty or covenant or unless such post-Closing obligation or liability arises from or is related to (i) the environmental condition of any Casablanca Property prior to the Closing Date Closing Date or (ii) any actions or omissions by Seller or any Casablanca Subsidiary prior to the Closing Date.”

(d)           The definition of “Permitted Encumbrances” is hereby amended by deleting clause (h) thereof, reading “(h) all Encumbrances securing or otherwise relating to any Assumed Indebtedness (including any HUD regulatory agreements), and by redesignating clause “(i)” thereof, pertaining to certain minor imperfections or defects of title, as clause “(h)”.

(e)           The definition of “Permitted Securities Encumbrance” is hereby deleted in its entirety and the following new definition of “Permitted Securities Encumbrance” is substituted in lieu thereof:
““Permitted Securities Encumbrance” means adverse claims set forth on Section 4.3(a) of the Disclosure Schedule, other than any Encumbrance securing all or a portion of the Casablanca Debt and the Denton Liens.”

8. Title Insurance.  With respect to (a) those Casablanca Properties located in Florida, Texas and New Mexico that are Insured Properties, and (b) those Casablanca Properties that are both Insured Properties and owned by the Casablanca Subsidiaries identified on Annex A to this Amendment (each of which Properties described in clauses (a) and (b) of this paragraph are referred to for purposes of this Amendment as an “Excepted Property” and, collectively, as “Excepted Properties”), Buyer hereby waives the condition to Closing set forth in the second sentence of Section 7.8 of the Original Option Agreement, and Sellers hereby acknowledge and agree that from and after the Closing Date:

(a)           notwithstanding any provision to the contrary set forth in Section 11.1 of the Original Option Agreement, the representations and warranties contained in (i) the first sentence of Section 4.6(b) of the Purchase Agreement (as referred to in the original Option Agreement) and (ii) the second sentence of Section 4.6(b) of the Purchase Agreement (as referred to in the original Option Agreement), solely with respect to any Encumbrance on any Excepted Property (A) that is not a Permitted Encumbrance, (B) that was not an Encumbrance as of the date the applicable Seller acquired the applicable Excepted Property or the ownership interests in the applicable Casablanca Subsidiary and (C) that exists on the date that such Excepted Property is conveyed to Buyer, will, in each case, survive indefinitely in the same manner as provided in Section 11.1(c) of the Original Option Agreement for the representations and warranties described in such section; and

(b)           any claims for indemnification arising pursuant to paragraph 8(a) above shall be deemed to be an Excluded Liability and the Buyer Indemnified Parties shall be entitled to indemnification with respect to such claims as contemplated by the proviso set forth in Section 11.2(c)(X) of the Original Option Agreement, as amended by this Amendment.

9. Frankston Property.  The Sellers hereby acknowledge and agree that with respect to that certain Casablanca Property named “Frankston Healthcare Center” (the “Frankston Property”):

(a)           any failure of the Sellers to deliver good and marketable fee title in the Frankston Property to Buyer at Closing, including any liabilities associated therewith and any costs and expenses incurred by the Sellers and/or CSE Frankston LLC in connection with the Sellers’ obligations set forth in paragraph 9(b) below (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, whether arising before or after the Closing) shall be deemed an Excluded Liability; and

(b)             the Sellers hereby agree that within thirty (30) days of the Closing, subject to extension by Buyer for an additional thirty (30) days which shall not be unreasonably withheld, the Sellers shall either (i) cause, at their sole cost and expense, a vesting deed in form and substance reasonably acceptable to Buyer to be recorded in the applicable jurisdiction conveying to CSE Frankston LLC fee title to the Frankston Property, or (ii) provide Buyer with a copy of a previously recorded deed vesting fee title to the Frankston Property in CSE Frankston LLC in form and substance reasonably acceptable to Buyer.

10. CSE Canton LLC and CSE Hilliard LLC.  Reference is made to that certain (i) First Amendment to Lease Agreement dated as of May 28, 2010 by and between CSE Canton LLC, as lessor (“CSE Canton”), and The Laurels of Canton, LLC, as lessee (the “Canton Lease”), and (ii) First Amendment to Lease Agreement dated as of May 28, 2010 by and between CSE Hilliard LLC, as lessor (“CSE Hilliard”), and The Laurels of Hilliard, LLC, as lessee (the “Hilliard Lease”).  Sellers hereby jointly and severally represent and warrant to the Buyer as of the Amendment Date and as of the Closing Date that the Capital Improvement Account (as defined in the Canton Lease and the Hilliard Lease) (i) has been funded with an amount equal to $2,500,000, (ii) is held solely in the names of CSE Canton and CSE Hilliard, and (iii) holds a balance of $2,500,000.

11. CSE Dumas.  Reference is made to that certain Agreement of Sale dated as of April 15, 2010 (the “Dumas Purchase Agreement”), by and between CSE Dumas LLC, as seller (“CSE Dumas”) and Dumas Acquisition, LLC, as purchaser (the “Dumas Purchaser”), pursuant to which CSE Dumas has agreed to sell, and the Dumas Purchaser has agreed to buy, the Casablanca Property owned by CSE Dumas as set forth on Schedule 1 to the Original Option Agreement.   With respect to the Dumas Purchase Agreement and the transactions contemplated thereby, the Sellers hereby acknowledge and agree that any claims made for indemnification under the Dumas Purchase Agreement, other than claims made based on CSE Dumas’ breach of its obligations under the Dumas Purchase Agreement which are attributable to the actions or omissions of CSE Dumas after the Closing Date, shall be deemed to be an Excluded Liability and the Buyer Indemnified Parties shall be entitled to indemnification with respect to such claims as contemplated by the proviso set forth in Section 11.2(c)(X) of the Original Option Agreement, as amended by this Amendment.  Buyer hereby covenants and agrees not to amend the Dumas Purchase Agreement without the prior written consent of CapitalSource Inc.

12. Updated Disclosure Schedules.  The parties hereto hereby  (i)  acknowledge receipt and delivery, as applicable, of Updated Disclosure Schedules (as defined in Section 6.5 of the Original Option Agreement) in connection with the Closings and (ii) acknowledge and agree that, in accordance with Section 6.5 of the Original Option Agreement, (A) such Updated Disclosure Schedules are being delivered to the applicable party for informational purposes only and shall not be deemed to update, supplement or otherwise amend any of the representations and warranties made by any party in the Original Option Agreement, and (B) the certificates described in Sections 7.2 and 8.2 of the Original Option Agreement are being delivered at Closing by Sellers and Buyer, respectively, without reference to such Updated Disclosure Schedules.  The parties hereto hereby further acknowledge that this paragraph 12 shall have no effect on any notices previously delivered under Section 6.6 of the Original Option Agreement, which will be governed by the terms of the Original Option Agreement.

13. Return of Reserve Fund Amounts.  Buyer and Sellers agree that Sellers shall be entitled to any refund by the servicer for the Casablanca Debt of monies held by such servicer in the Reserve Funds (as defined in the Senior Loan Agreement), and further agree that Buyer, Borrower and Mezzanine Borrower shall have no responsibility to seek or obtain any such refund.  In the event such servicer pays all or part of any such refund to Borrower or Mezzanine Borrower instead of to Sellers (such monies, if any, received by Borrower or Mezzanine Borrower, as applicable, being referred to herein as the “Refunded Reserve Amounts”), Buyer shall promptly notify Sellers thereof in writing and shall promptly thereafter pay (or to cause Borrower or Mezzanine Borrower, as applicable, to pay) the Refunded Reserve Amounts to Sellers or their Affiliate (the “Reserve Fund Amount Transfer”).

14. Effect on Agreement.  As of the Amendment Date, this Amendment shall be effective to amend the Original Option Agreement and to the extent of any conflict between the Original Option Agreement and this Amendment, this Amendment supersedes and replaces any conflicting provisions of the Original Option Agreement.

15. Execution in Counterparts/Facsimile Transmission. This Amendment may be executed in separate counterparts, each of which will be deemed to be an original and all of which, collectively, will be deemed to constitute one and the same Amendment. This Amendment may also be signed by exchanging facsimile copies of this Amendment, duly executed, in which event the parties hereto will promptly thereafter exchange original counterpart signed copies hereof.

16. Terminology.  The words “herein”, “hereof”, “hereunder” and similar terms will refer to this Amendment unless the context requires otherwise.  Where the context requires, the neuter gender will include the masculine and/or feminine, and the singular will include the plural and vice versa.

17. Agreement in Full Force and Effect.  Except as specifically modified by this Amendment, the terms and conditions of the Original Option Agreement shall remain in full force and effect, and the Original Option Agreement, as amended by this Amendment, and all of its terms are hereby ratified and confirmed by the Sellers and Buyer as of the Amendment Date.

18. Power; Authorization.  Each party hereto hereby represents and warrants to the other that this Agreement has been duly authorized by all necessary corporate, limited liability and other action and the person signing this Amendment on behalf of such party is duly authorized to execute and deliver this Amendment and to legally bind the party on whose behalf this Amendment is signed to all of the terms, covenants and conditions contained in this Amendment.  This Amendment has been duly and validly executed and delivered by each of the parties hereto and constitutes the legal, valid and binding obligation of each such party, enforceable against each of them in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally, general equitable principles, the discretion of courts in granting equitable remedies and matters of public policy.

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This Amendment is made as of the Amendment Date by and between the Sellers and Buyer.

SELLERS:

CAPITALSOURCE INC.

By:         /s/ James J. Pieczynski
James J. Pieczynski
President – Healthcare Real Estate Business

CSE SLB LLC

By         /s/ James J. Pieczynski
James J. Pieczynski
President

BUYER:

OMEGA HEALTHCARE INVESTORS, INC.

By:         /s/ Taylor Pickett
Taylor Pickett
Chief Executive Officer

Annex A

Additional Excepted Properties

None.